Exhibit 4.17

CIZZLE BRANDS CORPORATION

NOTICE OF

ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 21, 2026

AND

MANAGEMENT INFORMATION CIRCULAR

DATED AS OF

DECEMBER 10, 2025

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 21, 2026

TO THE SHAREHOLDERS OF CIZZLE BRANDS CORPORATION

NOTICE IS HEREBY GIVEN that an annual general meeting (the "Meeting") of the holders ("Shareholders") of common shares (the "Shares") of Cizzle Brands Corporation (the "Company") will be held at 10:00 a.m. (Eastern Time) on January 21, 2026, virtually through the platform of AGM Connect at www.agmcmeeting.com for the following purposes:

1.	to receive the audited annual ﬁnancial statements of Cizzle for the year ended July 31, 2025, together with the report of the auditor thereon (the "Annual Financial Statements");

2.	for the Shareholders to elect directors of Cizzle for the ensuing year. For more information, see "Business to be Transacted at the Meeting – Election of Directors" in Cizzle's management information circular dated December 10, 2025 (the "Circular");

3.	to re-appoint the auditor of Cizzle for the ensuing year and to authorize the directors of Cizzle to ﬁx the remuneration of the auditor. For more information, see "Business to be Transacted at the Meeting – Appointment of Auditor" in the Circular; and

4.	to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

Shareholders should refer to the Circular for more detailed information with respect to the matters to be considered at the Meeting. The Circular and other Meeting materials also contain important information with respect to voting your Shares and attending and participating at the Meeting.

Cizzle is using the notice-and-access system ("Notice-and-Access") under National Instrument 54-101 Communications with Beneﬁcial Owners of Securities of a Reporting Issuer and National Instrument 51-102 Continuous Disclosure Obligations to distribute this Notice of Meeting and the Circular to Shareholders, as well as the Annual Financial Statements and accompanying management's discussion and analysis thereon. Notice-and-Access allows Cizzle to post electronic versions of its proxy- related materials on SEDAR+ and on Cizzle's website, rather than mailing paper copies to Shareholders. This alternative means of distribution of Cizzle's proxy-related materials is more environmentally friendly by reducing paper use, and also reduces printing and mailing costs of Cizzle. Note that Shareholders still have the right to request paper copies of the proxy-related materials posted online by Cizzle under Notice-and-Access if they so choose.

The proxy-related materials are available under Cizzle's proﬁle on SEDAR+ at www.sedarplus.ca and on Cizzle's website at https://www.cizzlebrands.com/investors#agm. As noted above, Cizzle will provide to any Shareholder, free of charge, a paper copy of the Circular upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+. Shareholders who wish to receive a paper copy of the Circular in advance of the Meeting should make such request to Cizzle by no later than January 10, 2026, to allow reasonable time to receive and review the Circular prior to the proxy deadline of 10:00 a.m. (Eastern Time) on January 19, 2026. The Circular will be sent to Shareholders within three (3) business days of their request if such request is made prior to the date of the Meeting. Following the Meeting, the Circular will be sent to such Shareholders within 10 days of their request.

Shareholders will receive a paper copy of a notice package (the "Notice Package") under Notice-and-Access via pre-paid mail containing: (i) a notiﬁcation regarding Cizzle's use of Notice-and-Access and how the proxy-related materials may be obtained, (ii) a form of proxy (if you are a Shareholder who holds your Shares in your own name and have a share certiﬁcate or direct registration system (DRS) statement (a "Registered Shareholder")) or a voting instruction form (if you are a Beneﬁcial Shareholder, as deﬁned below), and (iii) a supplemental mailing list return card to elect to receive paper copies of Cizzle's ﬁnancial statements and MD&A for future ﬁnancial statements if you so choose.

Shareholders who hold their Shares through a broker, investment dealer, bank, trust company, custodian, nominee or other intermediary ("Beneﬁcial Shareholders") who have not duly appointed themselves as proxyholder will be able to attend as a guest but will not be able to participate or vote at the Meeting.

If you are a Registered Shareholder and are unable to attend the Meeting, please exercise your right to vote by dating, signing and returning the form of proxy contained in the Notice Package to AGM Connect. To be valid, completed proxy forms must be dated, completed, signed and received by AGM Connect, 1800-372 Bay St, Toronto ON M5H 2W9 or via email at voteproxy@agmconnect.com no later than 10:00 am on January 19, 2026, or in the event of an adjournment or postponement of the Meeting, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in Ontario) before the time for holding the adjourned or postponed Meeting.

You may also vote through the internet by going to www.agmcvote.com and enter the 12-digit control number provided to you by AGM Connect. Your proxy or voting instructions must be received in each case no later than 9:00 a.m. (Eastern Time) on January 19, 2026, or forty-eight (48) hours preceding the date of any adjournment or postponement (excluding Saturdays, Sundays and holidays in Ontario). If you are unable to attend the Meeting, we encourage you to complete the form of proxy contained in the Notice Package as soon as possible. If a Shareholder received more than one form of proxy because such holder owns Shares registered in different names or addresses, each form of proxy should be completed and returned. The Chairman of the Meeting shall have the discretion to waive or extend the proxy deadline without notice.

A Shareholder who wishes to appoint a person other than the management nominees identiﬁed on the form of proxy or voting instruction form, to represent him, her or it at the Meeting may do so by inserting such person's name in the blank space provided in the form of proxy or voting instruction form and following the instructions for submitting such form of proxy or voting instruction form.

If you are a Beneﬁcial Shareholder and receive these materials through your broker or through another intermediary, please complete and return the voting instruction form in the Notice Package in accordance with the instructions provided to you by your broker or by the other intermediary. If you have been given a form of proxy which has already been signed by the Intermediary (typically by a facsimile or scanned, stamped signature), which is restricted as to the number of Shares beneﬁcially owned by the Non-Registered Shareholder, but which is otherwise not completed by the Intermediary. As the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy signed by an Intermediary should properly complete the form of proxy and deposit it with AGMConnect, 1800-372 Bay St, Toronto ON M5H 2W9

The Board of Directors of Cizzle has ﬁxed December 8, 2025, as the record date for notice of and for voting at the Meeting. Shareholders of record at the close of business on December 8, 2025 are entitled to notice of the Meeting and to vote thereat or at any adjournment(s) or postponement(s) thereof on the basis of one vote for each Share held, except to the extent that: (i) a registered Shareholder has transferred the ownership of any Shares subsequent to December 8, 2025, and (ii) the transferee of those Shares produces properly endorsed share certiﬁcates, or otherwise establishes that he, she or it owns Cizzle Shares and demands, not later than 10 days before the Meeting, that his, her or its name be included on the list of persons entitled to vote at the Meeting, in which case, the transferee shall be entitled to vote such Shares at the Meeting. The transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

(Signed) "John Celenza"

John Celenza

CEO & Director

December 10, 2025

Contents

PURPOSE OF SOLICITATION	1

REGISTERED SHAREHOLDERS VOTING BY PROXY	1

HOW TO VOTE PRIOR TO THE MEETING	2

ATTENDING THE VIRTUAL MEETING	3

ADVICE TO NON-REGISTERED (BENEFICIAL) SHAREHOLDERS	3

REVOCATION OF PROXIES	4

NOTICE-AND-ACCESS	4

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	5

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	5

Common Shares	5

Record Date	5

Principal Shareholders	5

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING	5

Receive the Financial Statements	5

Appointment of Directors	6

Appointment of Auditor	10

Other Matters	10

STATEMENT OF EXECUTIVE COMPENSATION	10

Compensation Discussion and Analysis	10

Named Executive Officers	11

Insider Trading Policy	12

Performance Graph	12

Summary Compensation Table	13

NEO Incentive Plan Awards	14

Incentive Plan Awards – Value Vested or Earned During the Year	14

Pension Plan Beneﬁts	15

Termination and Change of Control Beneﬁts	15

Liability Insurance of Directors and Officers	15

Indemniﬁcation	16

DIRECTOR COMPENSATION	16

Non-Employee Director Compensation Programs	16

Non-Employee Director Compensation Table	16

i

Non-Employee Director Incentive Plan Awards	17

Non-Employee Director Incentive Plan Awards – Value Vested or Earned During the Year	17

EQUITY COMPENSATION PLAN INFORMATION	17

Summary of the Equity Incentive Plan	17

Securities Authorized for Issuance Under Equity Compensation Plans	20

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	20

CORPORATE GOVERNANCE AND AUDIT COMMITTEE DISCLOSURE	21

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	21

ADDITIONAL INFORMATION	21

SCHEDULE “A” – AUDIT COMMITTEE	A-1

SCHEDULE “B” - GOVERNANCE PRACTICES	B-1

SCHEDULE “C” – AUDIT COMMITTEE CHARTER	C-1

ii

MANAGEMENT INFORMATION CIRCULAR

DATED DECEMBER 10, 2025

This information circular (this "Circular") is furnished in connection with the annual general meeting (the "Meeting") of the holders ("Shareholders") of common shares (the "Shares") of Cizzle Brands Corporation ("Cizzle") to be held at 10:00 a.m. (Eastern Time) on January 21, 2026 virtually through the platform of AGM Connect at www.agmcmeeting.com for Registered Shareholders, as will any adjournments or postponements thereof for the purposes set forth in the Notice of Annual General Meeting of Shareholders (the "Notice of Meeting") accompanying this Circular.

PURPOSE OF SOLICITATION

This solicitation of proxies for the Meeting is being made by or on behalf of the members of the Board of Directors (“Directors”, and each a “Director”) and management of Cizzle and Cizzle will bear the costs of this solicitation of proxies for the Meeting. Although it is expected that management’s solicitation of proxies for the Meeting will be made primarily by mail, proxies may be solicited by Directors, officers and employees of Cizzle personally or by telephone, fax, email or other similar means of communication.

In accordance with National Instrument 54-101 – Communication with Beneﬁcial Owners of Securities of a Reporting Issuer (“NI 54-101”), arrangements have been made with the transfer agent, investment dealers, intermediaries, custodians, depositories and depository participants and other nominees to forward solicitation materials to the beneﬁcial owners of the Shares. Upon request to the Head of Corporate Development of Cizzle, Cizzle will provide additional copies of the foregoing documents without any cost for this purpose.

Information contained herein is given as of December 10, 2025, unless otherwise speciﬁcally stated.

REGISTERED SHAREHOLDERS VOTING BY PROXY

Enclosed with this Circular is a form of proxy. The persons named in the enclosed form of proxy are officers and/or Directors of Cizzle (the “Management Nominees”). Every Shareholder of Cizzle has the right to appoint a person (who need not be a shareholder of Cizzle) other than the persons already named in the enclosed form of proxy to represent such Shareholder at the virtual Meeting by striking out the printed names of such persons and inserting the name of such other person AND an email address for contact in the blank space provided therein for that purpose. In order to be valid, a proxy must be received by AGM Connect, 1800-372 Bay St, Toronto ON M5H 2W9 by 9:00 am on January 19, 2026, or in the event of an adjournment or postponement of the Meeting, no later than forty-eight (48) hours (excluding Saturdays, Sundays and holidays in Ontario) before the time for holding the adjourned or postponed Meeting.

Shareholders may also elect to vote electronically in respect of any matter to be acted upon at the Meeting. Votes cast electronically are in all respects equivalent to and will be treated in the exact same manner as, votes cast via a paper form of proxy. To vote electronically, registered shareholders are asked to go to the website shown on the form of proxy and follow the instructions on the screen. Please note that each Shareholder exercising the electronic voting option will need to refer to the control number, as applicable, indicated on their proxy form to identify themselves in the electronic voting system. Shareholders should also refer to the instructions on the proxy form for information regarding the deadline for voting Shares electronically. If a Shareholder votes electronically, he or she is asked not to return the paper form of proxy by mail.

To be effective, a form of proxy must be executed by a Shareholder exactly as his or her name appears on the register of Shareholders of Cizzle. Additional execution instructions are set out in the notes to the form of proxy. The proxy must also be dated where indicated. If the date is not completed, the proxy will be deemed to be dated on the day on which it was mailed to Shareholders by Cizzle.

The Management Nominees designated in the enclosed form of proxy will vote the Shares in respect of which they are appointed proxy in accordance with the instructions of the Shareholder as indicated on the proxy and, if the Shareholder speciﬁes a choice with respect to any matter to be acted upon, the Shares will be voted accordingly.

In the absence of such direction, such Shares will be voted by the Management Nominees named in such form of proxy in favour of each of the matters referred to in the Notice and will be voted by such Management Nominees on all other matters which may come before the Meeting in their discretion.

THE ENCLOSED FORM OF PROXY OR VOTER INSTRUCTION FORM, WHEN PROPERLY SIGNED, CONFERS DISCRETIONARY VOTING AUTHORITY ON THOSE PERSONS DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

At the time of printing of this Circular, management of Cizzle know of no such amendment, variation or other matters to come before the Meeting other than the matters referred to in the Notice and this Circular. However, if any matters which are not now known to management of Cizzle should properly come before the Meeting, the Shares represented by proxies in favour of the Management Nominees will be voted on such matters in accordance with the best judgement of the Management Nominee.

HOW TO VOTE PRIOR TO THE MEETING

	IF YOU HAVE RECEIVED A PROXY OR VIF WITH A 12-DIGIT CONTROL NUMBER FROM AGM CONNECT		IF YOU HAVE RECEIVED A PROXY OR VIF WITH A 16-DIGIT CONTROL NUMBER From an Intermediary
Voting Method	Registered Shareholders (your securities are held in your name in a physical certificate or DRS statement)	Non-Registered Shareholders (your shares are held with a broker, bank, or other intermediary)	Non-Registered Shareholders (your shares are held with a broker, bank, or other intermediary)
Internet	Logintowww.agmcvote.com Using the 12-digit control number provided to you complete the form to Submit Proxy		Gotowww.proxyvote.com Enter the 16- digit control number printed on the VIF and follow the instructions on screen
Email	Complete, sign and date the proxy form and email to: voteproxy@agmconnect.com		N/A
Telephone	Call 1-855-839-3715 to register your vote for the Cizzle Brands Corporation AGM		N/A
Mail	Enter your voting instructions, sign, date and return the form to AGM Connect in the enclosed envelope		Enter your voting instructions, sign, date and return completed VIF in the enclosed postage paid envelope

ATTENDING THE VIRTUAL MEETING

	IF YOU HAVE RECEIVED A PROXY WITH A 12-DIGIT CONTROL NUMBER FROM AGM CONNECT		IF YOU HAVE RECEIVED A PROXY OR VIF WITH A 16-DIGIT CONTROL NUMBER FROM AN INTERMEDIARY
	Registered Shareholders (your securities are held in your name in a physical certificate or DRS statement)	Non-Registered Shareholders (your shares are held with a broker, bank, or other intermediary)	Non-Registered Shareholders (your shares are held with a broker, bank, or other intermediary)
PRIOR TO THE MEETING	Appoint yourself as proxyholder on your proxy and follow the instructions at agmcvote.com	Appoint yourself as proxyholder on your proxy and follow the instructions at agmcvote.com	Appoint yourself as proxyholder as instructed herein and on the VIF.
	Following the proxy cut-of date, your appointed proxyholder will be provided with an AGM Connect 12-digit control number	Following the proxy cut-of date, your appointed proxyholder will be provided with an AGM Connect 12-digit control number	AFTER submitting your proxy appointment, you MUST contact AGM Connect to obtain a 12-digit control number at 1-855-839-3715 or voteproxy@agmconnect.com
JOINING THE VIRTUAL MEETING (at least 15 minutes prior to start of the Meeting)	Register and login at agmcvote.com Registered Shareholders or validly appointed Proxyholders will need to provide an email address, AGM Connect issued 12-digit Control Number

ADVICE TO NON-REGISTERED (BENEFICIAL) SHAREHOLDERS

Only Registered Shareholders of Cizzle, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, Shares beneﬁcially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)	in the name of an intermediary (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Shares (Intermediaries include, among others, banks, trust companies, investment dealers or brokers, trustees or administrators of a self-administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited, in Canada, and the Depositary Trust Company, in the United States) of which the Intermediary is a participant.

In accordance with the requirements of NI 54-101, Cizzle has distributed copies of the Notice, this Circular and its form of proxy (collectively, the “Meeting Materials”) to the Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless the Non-Registered Shareholders have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(a)	be given a voting instruction form which must be completed and returned by the Non-Registered Shareholder in accordance with the directions printed on the form (in some cases, the completion of the voting instruction form by telephone, facsimile or over the Internet is permitted) or

(b)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneﬁcially owned by the Non-Registered Shareholder, but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with AGMConnect, 1800-372 Bay St, Toronto ON M5H 2W9.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares they beneﬁcially own. Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the Management Nominees and insert the Non-Registered Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. If you are a Non-Registered Shareholder, and we or our agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies.

REVOCATION OF PROXIES

A Registered Shareholder of Cizzle who has submitted a proxy may revoke it by:

(a)	depositing an instrument in writing signed by the registered shareholder or by an attorney authorized in writing or, if the Registered Shareholder is a company, by a duly authorized officer or attorney, either:

(i)	at the office of AGM Connect, 1800-372 Bay Street, Toronto, Ontario, M5H 2W9, by 9:00 am on January 19, 2026, or in the event of an adjournment or postponement of the Meeting, no later than 48 hours (excluding Saturday, Sunday and holidays in Ontario) before the time for holding the adjournment or postponement Meeting; or

(ii)	with the Chair of the Meeting prior to commencement of the Meeting on the day of the Meeting;

(b)	transmitting, by telephonic (1-855-839-3715) or electronic means (email to voteproxy@agmconnect.com), a revocation that complies with (i) or (ii) above and that is signed by electronic signature provided that the means of electronic signature permit a reliable determination that the document was created or communicated by or on behalf of the Registered Shareholder or the attorney, as the case may be; or

(c)	in any other manner permitted by law.

A Non-Registered Shareholder who has submitted voting instructions to an Intermediary should contact their Intermediary for information with respect to revoking their voting instructions.

NOTICE-AND-ACCESS

Cizzle is utilizing the notice-and-access mechanism (the “Notice-and-Access Provisions”) under National Instrument 54-101 and National Instrument 51-102 – Continuous Disclosure Obligations, for distribution of Meeting materials to registered and beneﬁcial Shareholders.

Under Notice-and-Access Provisions, Cizzle will make the Meeting Materials, its Annual Financial Statements and related management's discussion and analysis available to Shareholders online under Cizzle's proﬁle on SEDAR+ at www.sedarplus.ca and on Cizzle's website at https://www.cizzlebrands.com/investors#agm rather than mailing paper copies. Cizzle has adopted this alternative means of delivery for its proxy-related materials to reduce paper use and printing and mailing costs.

SHAREHOLDERS ARE REMINDED TO REVIEW THE CIRCULAR BEFORE VOTING.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a Director or executive officer of Cizzle at any time since the beginning of Cizzle’s last ﬁnancial year, no proposed nominee of management of Cizzle for election as a Director of Cizzle and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneﬁcial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of Directors or the appointment of auditor.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Common Shares

The authorized capital of Cizzle consists of an unlimited number of Shares. The Shares are listed and posted for trading on the CBOE Canada stock exchange under the symbol CZZL, quoted in the United States on the OTCQB under the trading symbol “CZZLF” and are listed on the Frankfurt Stock Exchange under the symbol “8YF”.

Each Share entitles the holder of record to notice of and one vote on all matters to come before the Meeting. No group of Shareholders has the right to elect a speciﬁed number of directors nor are there cumulative or similar voting rights attached to the Shares of Cizzle.

As of the date of this Circular, there are 212,005,176 Shares are issued and outstanding.

Record Date

The Directors have ﬁxed December 8, 2025, as the record date (the “Record Date”) for determination of the persons entitled to receive notice of the Meeting. Shareholders of record as of the Record Date are entitled to vote their Shares except to the extent that they have transferred the ownership of any of their Shares after the Record Date, and the transferees of those Shares produce properly endorsed share certiﬁcates or otherwise establish that they own the Shares, and demand, not later than ten (10) days before the Meeting, that their name be included in the shareholder list before the Meeting, in which case the transferees are entitled to vote their Shares at the Meeting.

Principal Shareholders

To the knowledge of the Directors and executive officers of Cizzle, as at the date of this Circular no person beneﬁcially owns, directly or indirectly, or controls or directs voting securities carrying 10% or more of the voting rights attached to the outstanding Shares of Cizzle.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

The following items of business will be transacted at the Meeting. All resolutions that the Shareholders will be asked to vote upon at the Meeting in connection with seeking approval of such items of business, must be passed by a simple majority of the votes cast by Shareholders at the Meeting, in person or by proxy.

Receive the Financial Statements

The audited ﬁnancial statements of Cizzle for the ﬁnancial year ended July 31, 2025, and the report of the auditor thereon will be placed before the Shareholders at the Meeting. No formal action will be taken at the Meeting to approve the ﬁnancial statements. If any Shareholder has questions regarding such ﬁnancial statements, such questions may be brought forward at the Meeting. The ﬁnancial statements are also available on Cizzle’s proﬁle on SEDAR at www.sedar.com and on Cizzle’s website at www.cizzlebrands.com/investors#agm. Cizzle will provide to any Shareholder, free of charge, a paper copy of the ﬁnancial statements upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct, Unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

Appointment of Directors

The term of office for each Director is from the date of the Meeting at which he or she is elected until the next following annual meeting or until his or her successor is elected or appointed, unless they resign or are removed by the Shareholders prior thereto. At the Meeting, a slate of six Directors will be proposed for election (the “Board Nominees” and each a “Board Nominee”), and Shareholders will be asked to approve the election of each such Director. Management has been informed that each of the proposed nominees listed below is willing to serve as a Director if elected.

Absent contrary instructions, proxies given pursuant to this solicitation by the management of Cizzle will be voted "FOR" the election of each of the proposed nominees as Directors of Cizzle to hold office until the next annual meeting of Shareholders.

Majority Voting Policy

Shareholders will vote for the election of each individual Board Nominee separately. Cizzle has adopted a majority voting policy (the “Majority Voting Policy”) for the election of Directors whereby if, with respect to any particular Board Nominee (in an uncontested election), the number of Shares withheld from voting exceeds the number of Shares voted in favour of the Board Nominee, then the Board Nominee will be considered to have not received the support of the Shareholders for the purpose of the Majority Voting Policy and such Director is expected to immediately tender his or her resignation to the Board, to take effect upon acceptance by the Board. Following receipt of a resignation in the foregoing circumstances, the Corporate Governance and Nominating Committee will consider whether or not to accept the resignation and make a recommendation to the Board of Directors. A Board Nominee who tenders a resignation pursuant to the Majority Voting Policy will not participate in any meeting of the Board or the Corporate Governance and Nominating Committee at which the resignation is considered. The Board will, within 90 days of receiving a resigning Director’s resignation, decide whether to accept or reject such Director’s offer to resign, and will promptly issue a press release announcing the resignation of the Director or explaining why the Board did not accept the resignation.

Advance Notice Policy

Cizzle is committed to: (i) facilitating an orderly and efficient process for the election of directors at shareholder meetings; (ii) ensuring that all Shareholders receive adequate notice of the director nominations and sufficient information with respect to all director nominees; and (iii) allowing Shareholders to register an informed vote after having been afforded reasonable time for appropriate deliberation. As such Cizzle has adopted an advance notice policy (the "Advance Notice Policy") to provide Shareholders, directors and management of Cizzle with a clear framework for nominating directors of Cizzle. The Advance Notice Policy establishes a deadline by which holders of record of Common Shares must submit director nominations to Cizzle prior to any annual general or special meeting of Shareholders.

Under the Advance Notice Policy a Shareholder's notice must be received by Cizzle: (a) in the case of an annual meeting of Shareholders, not less than 30 days nor more than 65 days prior to the date of the annual meeting of Shareholders; provided, however, that in the event that the annual meeting of Shareholders is to be held on a date that is less than 50 days after the date (the "Notice Date") on which the ﬁrst public announcement of the date of the annual meeting was made, notice by a Shareholder may be made not later than the close of business on the 10th day following the Notice Date; and (b) in the case of a special meeting (which is not also an annual general meeting) of Shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the ﬁrst public announcement of the date of the special meeting of Shareholders was made. The Advance Notice Policy also sets out the information that must be included in or that must accompany the nominating Shareholder's notice. The Board may, in its sole discretion, waive any provision under the Advance Notice Policy. The summary of the Advance Notice Policy described above is qualiﬁed in its entirety by reference to the full text of the Advance Notice Policy.

Board Nominees

All the proposed Board Nominees to be elected at the Meeting have served since the dates set forth in the table below. Management does not contemplate that any of the Board Nominees will be unable to serve as a Director, but if that should occur for any reason prior to the Meeting, the Shares represented by properly executed proxies given in favour of such nominee(s) may be voted by the person(s) designated by management of Cizzle in the enclosed Proxy, in their discretion, in favour of another nominee.

The following tables set forth information with respect to each Board Nominee, including the number of Shares or other securities beneﬁcially owned, directly or indirectly, or over which control or direction was exercised, by such person or the person’s associates or affiliates as at December 10, 2025. The information as to Shares or other securities beneﬁcially owned or over which control or direction is exercised, not being within the knowledge of Cizzle, has been furnished by the respective Board Nominee.

Name, Municipality of Residence and Position Held	Principal Occupation for Past Five Years	Appointed As Of	Number and Percentage of Securities[4] Beneﬁcially Owned or Controlled
John Celenza[2,3] King City, Ontario Director, CEO and Secretary	CEO of Cizzle Previously CEO of BioSteel Sports Nutrition Inc. (“BioSteel”)	December 19, 2024	15,723,327 (7.42%)[5]
Lauri Holomis Toronto, Ontario Director	VP, Marketing, The Gretzky Foundation	December 19, 2024	Nil (0%)[6]
Nunziato Fattore[1,2,3] Toronto, Ontario Director	Manager, Dendrite Inc.	December 19, 2024	3,500,000 (1.65%)[7]
Ndamukong Suh Director	Managing Partner, House of Spears Management Previously Professional Football Player with Tampa Bay Buccaneers (2019–2021) Philadelphia Eagles (2022)	August 7, 2025	Nil (0%)[8]
Michael Doolan[1,3] Director	Retired; Independent corporate director for Cizzle and Fredonia Mining Inc. (FRED.V) Previously, Director and Chair of the Audit Committee of Route1 Inc. (ROI.V)	August 7, 2025	375,000 (less than 1%)[9]
Geoff Bedford[1,2] Director	Retired; Independent corporate director for Cizzle Previously, Director, President & CEO of Neo Performance Materials	August 7, 2025	385,000 (less than 1%)[10]

Notes:

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating & Corporate Governance Committee.
(4)	For the purposes of this table, “Securities” means Shares
(5)	Mr. Celenza also owns or controls 1,500,000 Options.
(6)	Ms. Holomis owns or controls 350,000 Options.
(7)	Mr. Fattore also owns or controls 750,000 Warrants and 250,000 Options.
(8)	Mr. Suh owns or controls 470,000 Options.
(9)	Mr. Doolan also owns or controls 275,000 Warrants and 470,000 Options.
(10)	Mr. Bedford also owns or controls 275,000 Warrants and 470,000 Options.

Biographies

The following are brief proﬁles of the proposed Directors of Cizzle.

John Celenza is a pioneer in the sports nutrition and hydration industries. He is founder and CEO of Cizzle Brands Corporation, an emerging leader in the sports hydration category. Prior to Cizzle, John co-founded and served as CEO of BioSteel Sports Nutrition Inc., which was acquired by Canopy Growth Corporation in 2019 for an effective valuation of $80M. Under his leadership, BioSteel partnered with world-class athletes including Connor McDavid, Andrew Wiggins, Brooke Henderson, Genie Bouchard and Wayne Gretzky and at its peak controlled 12% of the sports hydration industry in Canada.

Lauri Holomis has been an entrepreneur for nearly a decade as owner of Ryla Marketing & Consulting, a strategic marketing ﬁrm. She has also served in senior roles at various organizations, including The Gretzky Foundation where she served VP, Events and Marketing.

Nunziato Fattore has been a business owner for his entire career. He has been the owner and operator of a number of Bruno's Fine Foods grocery store locations across the Greater Toronto Area (“GTA”) for more than a decade. In addition to his work at Bruno’s, Mr. Fattore also is active in Dendrite Inc., a real estate portfolio company with signiﬁcant assets in the GTA.

Ndamukong Suh is a Super Bowl winning, three-time First-Team All-Pro and ﬁve-time Pro Bowler who spent 13 seasons in the National Football League with the Detroit Lions, Miami Dolphins, Los Angeles Rams, Tampa Bay Buccaneers, and Philadelphia Eagles. A graduate of the University of Nebraska-Lincoln with a degree in construction management, Mr. Suh is the managing partner of House of Spears Management, a family office that has invested in more than 30 companies and operates a growing real-estate development portfolio. In July 2025, Mr. Suh launched the “No Free Lunch” podcast, sharing insights on wealth building and ﬁnancial literacy for athletes and entrepreneurs.

Michael Doolan has over 35 years of experience in all aspects of ﬁnancial management, with speciﬁc expertise in international mergers and acquisitions, offshore ﬁnancing structures, and international treasury management. He has extensive experience as both a board member and an executive for private and public companies in several industries, including Route1 Inc. (ROI:TSXV), UGE International Inc. (UGE:TSXV), and Fredonia Mining Inc. (FRED:TSXV). Doolan most recently retired as Executive Vice President, Finance and Chief Financial Officer of Neo Performance Materials Inc. (CBOE:CA). Prior to that, he served as Senior Vice President and Chief Financial Officer of Falconbridge Limited (TSX: FAL; NYSE:FAL) of Toronto before its merger with Noranda.

Geof Bedford has held several C-suite positions for publicly traded companies over the last 20 years, including President and CEO of Neo Performance Materials Inc. (NEO:TSX), President and CEO of Molycorp, Inc. (MCP:NYSE), EVP, Chief Operating Officer and previously Chief Financial Officer at Neo Material Technologies Inc. (NEM:TSX). He presently serves as Non-Executive Chairman at B.E.S.T Venture Opportunities Fund (BVOF:CSE). He has led innovation in high-growth sectors navigating complex regulatory environments across North America, Europe, and Asia, leveraging his expertise in strategic planning, global operations, and capital markets. Mr. Bedford is a Canadian Chartered Accountant who has completed Harvard Business School’s Making Corporate Boards More Effective program. Mr. Bedford holds a Bachelor of Science from the University of Western Ontario, and an MBA from Kellogg School of Management.

Cease Trade Orders

To Cizzle’s knowledge, except as disclosed herein, no Director or executive officer of Cizzle is, as of the date hereof, or was within ten years before the date hereof, a director, chief executive officer or chief ﬁnancial officer of any company (including Cizzle), that:

(a)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the Director or executive officer was acting in the capacity as director, chief executive officer or chief ﬁnancial officer; or

(b)	was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the Director or executive officer ceased to be a director, chief executive officer or chief ﬁnancial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief ﬁnancial officer.

Bankruptcies

Except as disclosed immediately below, to Cizzle’s knowledge, no Director or executive officer of Cizzle, or a shareholder holding a sufficient number of securities of Cizzle to affect materially the control of Cizzle:

(a)	is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including Cizzle) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)	has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Geof Bedford was the president and CEO of Molycorp, Inc. (“Molycorp”) from December 2013 to July 2015, and Michael Doolan was the CFO of Molycorp from June 2012 to January 2017. In June 2015, Molycorp ﬁled a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. On November 3, 2016, Molycorp announced that it ﬁled a joint plan of reorganization with the US Bankruptcy Court for the District of Delaware that proposed an emergence from chapter 11 protection and on August 31, 2016, Molycorp announced that such plan of reorganization became effective and Molycorp emerged from Chapter 11 protection.

John Celenza was a director of BioSteel Sports Nutrition Inc. (“BioSteel”) from 2009 to March 2023. On September 14, 2023, BioSteel Canada commenced proceedings (the “CCAA Proceedings”) under the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice (Commercial List) (the “CCAA Court”) and sought and obtained recognition of that proceeding under Chapter 15 of the United States Bankruptcy Code. To assist with the sale process, the CCAA Court approved the appointment of a monitor as required under the CCAA. As a result of the CCAA Proceedings, BioSteel liquidated and sold its assets. As a result of the conclusion of the sale of assets and distribution of the cash and proceeds of BioSteel, on July 31, 2024, the CCAA Court granted an order which provided, among other things, for the termination of the CCAA Proceedings upon service of a certiﬁcate (the “CCAA Termination Certiﬁcate”) and authorization for BioSteel to ﬁle assignments in bankruptcy pursuant to the Bankruptcy and Insolvency Act. BioSteel was assigned into bankruptcy as of October 2, 2024. The CCAA Termination Certiﬁcate was served on October 22, 2024.

Penalties or Sanctions

To Cizzle’s knowledge, no Director or executive officer of Cizzle, or a shareholder holding a sufficient number of securities of Cizzle to affect materially the control of Cizzle, has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Appointment of Auditor

MNP LLP is the auditor of Cizzle and was ﬁrst appointed auditor on December 9, 2024, in conjunction with the reverse takeover transaction by which Cizzle went public. Prior to the reverse takeover transaction, MNP LLP was the auditor of Cizzle Brands Ltd. since October 9, 2024.

At the Meeting, Shareholders will be asked to re-appoint MNP LLP as auditor of Cizzle to hold office until the next annual meeting of Shareholders or until a successor is appointed, and to authorize the Directors to ﬁx the auditor's remuneration.

Absent contrary instructions, proxies given pursuant to this solicitation by the management of Cizzle will be voted "FOR" the appointment of MNP LLP as the auditor of Cizzle to hold office until the next annual meeting of Shareholders or until a successor is appointed and the authorization of the Directors to ﬁx the remuneration of the auditor.

Other Matters

Cizzle knows of no other matters to be brought before the Meeting. If any amendment, variation or other business is properly brought before the Meeting, the enclosed Proxy confers discretion on the persons named on the Proxy to vote on such matters.

STATEMENT OF EXECUTIVE COMPENSATION

The purpose of this Statement of Executive Compensation is to provide information about Cizzle’s philosophy, objectives and processes regarding executive compensation. The following disclosure also describes the compensation paid, payable, awarded, granted, given or otherwise provided, directly or indirectly, by Cizzle to each NEO (as deﬁned herein). This section also identiﬁes the objectives and material elements of compensation awarded to the NEOs and the reasons for their compensation. For a complete understanding of the executive compensation program, this disclosure should be read in conjunction with the Summary Compensation Table and other executive compensation-related disclosure included in this Circular.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Cizzle operates in a dynamic and rapidly evolving market. To succeed in this environment and to achieve business and ﬁnancial objectives, Cizzle needs to attract, retain and motivate a highly talented team of executive officers. Cizzle expects the team of executive officers to possess and demonstrate strong leadership and management capabilities, as well as foster Cizzle's company culture.

The Compensation Committee is responsible for annually determining the compensation for the Directors and the executive officers. The Compensation Committee has been tasked with establishing an executive compensation program, which currently includes equity compensation.

Elements of Executive Compensation

The key elements of the executive compensation program are: (i) base salary; (ii) potential annual bonus awards; and (iii) incentive stock options, restricted share units, performance share units, deferred share units, and stock appreciation rights (collectively, “Awards”).

Compensation Objectives and Principles

The primary goal of Cizzle’s executive compensation program is to attract and retain the key executives necessary for Cizzle’s long-term success, to encourage executives to further the development of Cizzle and its operations, and to motivate top quality and experienced executives.

The Compensation Committee reviews the adequacy of remuneration for the executive officers by evaluating their performance in light of Cizzle’s goals and objectives, the bonus opportunities contained in their employment agreements, and by comparing the performance of Cizzle with other reporting issuers of similar size in the same industry. The terms of any proposed compensation for the Directors of Cizzle who are not also officers of Cizzle (including any Awards to be granted) will be determined by the Compensation Committee.

The Board is of the view that all elements of the total program should be considered, rather than any single element, and as such Cizzle does not use ﬁxed criteria in determining the mix of compensation and instead determines compensation based on a contextual analysis of Cizzle.

The compensation program is designed to provide income certainty, to attract and retain executives and to provide incentives for the achievement of both short-term and long-term objectives of Cizzle.

As at the date of this Circular, the Board had not identiﬁed risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on Cizzle.

Compensation Governance & Process

Cizzle’s compensation committee (the “Compensation Committee”) is currently comprised of three Directors, John Celenza (Chair), Nunziato Fattore, and Geof Bedford. Mr. Fattore and Mr. Bedford are independent Directors.

Cizzle relies on its Compensation Committee to determine the compensation of Cizzle’s Directors and executive officers. The Compensation Committee has not established formal criteria that are tied to total compensation or any signiﬁcant element of total compensation, however, for some executives, future compensation is tied to Cizzle achieving certain goals. Whether an executive receives goal-based compensation is determined on a case-by-case basis. The Board is responsible for determining all forms of compensation, including long-term incentives in the form of Awards, to be granted to the NEOs and Directors, and for reviewing the recommendations respecting compensation of other officers of Cizzle from time to time, to ensure such arrangements reﬂect the responsibilities and risks associated with each position.

The Board’s assessment of corporate performance is based on a number of qualitative and quantitative factors including execution of ongoing projects and transactions, and progress on key growth initiatives.

Named Executive Officers

This disclosure is intended to communicate the compensation provided to the most highly compensated executive officers of Cizzle (the “Named Executive Officers” or “NEOs”). For the purposes of this Circular, a NEO means each of the following individuals:

(a)	a chief executive officer (“CEO”) of Cizzle;

(b)	a chief ﬁnancial officer (“CFO”) of Cizzle;

(c)	each of the three most highly compensated executive officers of Cizzle, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed ﬁnancial year whose total compensation was, individually, more than $150,000 for that ﬁnancial year; and

(d)	each individual who would be a named executive officer under paragraph (c) but for the fact that the individual was not an executive officer of Cizzle, and was not acting in a similar capacity, at the end of that ﬁnancial year.

During the ﬁscal year-ended July 31, 2025, the Named Executive Officers of Cizzle were: (i) John Celenza, CEO; (ii) Steven Tschirhart, CFO; (iii) Tucker Wright, the President & Chief Revenue Officer; (iv) Anthony Mila, the Chief Marketing Officer; and (v) Blane Kaufman, the Chief Operations Officer.

Insider Trading Policy

All Cizzle's Directors, officers, employees, and certain consultants, are subject to Cizzle's Insider Trading Policy, which prohibits trading in Cizzle's securities while in possession of material undisclosed information about Cizzle. Under this policy, such individuals are also prohibited from disclosing inside information pursuant to the Insider Trading Policy. Such individuals, including the NEOs are only permitted to trade in Cizzle's securities during prescribed trading windows. Under Cizzle's Insider Trading Policy, Directors, executives and certain other employees are prohibited from entering into hedging transactions involving Cizzle's securities, such as short sales, puts and calls.

Performance Graph

The following performance graph compares the total cumulative return to a Shareholder who invested C$100 in Shares on December 30, 2024 (the date on which Cizzle commenced trading on the CBOE Canada Exchange), assuming reinvestment of dividends, with the cumulative total return on the S&P/TSX Composite Total Return Index for each year following on December 30, 2024.

Summary Compensation Table

The following table sets forth the compensation paid to Cizzle’s Named Executive Officers for Cizzle’s ﬁscal year-ending July 31, 2025 (including compensation paid through its affiliates Cizzle Brands Inc. or Cizzle Brands Ltd. prior to the transaction which resulted in Cizzle becoming a public company):

Name and Position	Year(8)	Salary ($)		Share- Based Awards ($)(6)	Option- Based Awards ($)(7)	Non-Equity Incentive Plan Compensation			Pension Value Compensation ($)	All Other Compensation ($)		Total Compensation ($)
						Annual Incentive Plan		Long-Term Incentive Plan
John Celenza,	2025	$200,000	(1)	Nil	Nil	$200,000	(2)	Nil	Nil	$18,000	(9)	$418,000
CEO(5)	2024	$183,333	(1)	Nil	$188,100	Nil		Nil	Nil	Nil		$371,433
Steven Tschirhart,	2025	$175,000		Nil	$48,560	$82,500	(2)	Nil	Nil	Nil		$306,060
CFO	2024	$87,500		Nil	$62,063	Nil		Nil	Nil	Nil		$149,553
Tucker Wright,	2025	$200,000		Nil	Nil	$200,000	(2)	Nil	Nil	Nil		$400,000
President & Chief Revenue Officer	2024	$183,333		Nil	$125,400	Nil		Nil	Nil	Nil		$308,733
Anthony Mila,	2025	$200,000	(1)	Nil	Nil	$200,000	(2)	Nil	Nil	Nil		$400,000
Chief Marketing Officer	2024	$183,333	(1)	Nil	$125,400	Nil		Nil	Nil	Nil		$308,733
Blane Kaufman,	2025	$200,000		Nil	Nil	$200,000	(2)	Nil	Nil	Nil		$400,000
Chief Operations Officer	2024	$183,333		Nil	$187,750	Nil		Nil	Nil	Nil		$370,083

Notes:

(1)	Compensation is paid to the NEO’s personal services company.
(2)	Discretionary cash award, earned and paid during the ﬁscal year.
(3)	Mr. Tschirhart directed that $44,436.60 of his bonus be used to satisfy a subscription for units of Cizzle at $0.36 per unit, each unit comprising one Share and one warrant to purchase a Share at a price of $0.44 for a period of thirty-six months from the date of issuance (“Units”) offered by way of a non-brokered private placement in July 2025 (the “Offering”).
(4)	Mr. Kaufman directed that $48,769.40 of his bonus be used to satisfy a subscription for Units in the Offering.
(5)	All compensation is attributable to the person’s position as an officer of Cizzle and no compensation was received by such person in relation to their position as a Director.
(6)	“Share-based Award” means an award of Shares. The dollar amount disclosed is based on the closing price per Shares at the date of each grant.
(7)	“Option-based Award” means an award of Options under the Plan. This does not represent cash paid to the NEO. This ﬁgure is based on the grant date fair value of such Options. The grant date fair value was determined in accordance with International Financial Reporting Standards. This methodology was chosen in order to be consistent with the accounting fair value used by Cizzle in its ﬁnancial statements, and the Black-Scholes option pricing model is a commonly used methodology for valuing options which provides an objective and reasonable estimate of fair value. Calculating the value of stock options using the Black-Scholes option pricing model is very different from a simple “in-the-money” value calculation. Accordingly, caution must be exercised in comparing grant date fair value amounts with cash compensation or an in-the-money option value calculation.
(8)	The NEOs were employed or contracted, as applicable, by Cizzle Brands Ltd. from February 1, 2024 to Cizzle’s reverse takeover transaction on December 19, 2024.
(9)	Represents a car allowance.

NEO Incentive Plan Awards

The following table summarizes, for each NEO, the number of option-based and share-based awards which were outstanding as at July 31, 2025, being the last day of the most recent ﬁscal year:

	Option-based Awards				Share-based Awards
Name and Position	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of shares or units that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of share- based awards not paid out or distributed ($)
John Celenza, CEO	1,500,000	$0.20	Feb 14, 2034	$188,100	Nil	Nil	Nil
Steven Tschirhart,	200,000	$0.30	Nov 28, 2032	$48,560	Nil	Nil	Nil
CFO	625,000	$0.20	Aug 7, 2034	$62,063
Tucker Wright, President & Chief Revenue Officer	1,000,000	$0.20	Feb 14, 2034	$125,400	Nil	Nil	Nil
Anthony Mila, Chief Marketing Officer	1,000,000	$0.20	Feb 14, 2034	$125,400	Nil	Nil	Nil
Blane Kaufman,	1,000,000	$0.20	Feb 14, 2034	$125,400	Nil	Nil	Nil
Chief Operations Officer	500,000	$0.20	May 23, 2024	$62,350

Incentive Plan Awards – Value Vested or Earned During the Year

The following table indicates, for each of Cizzle's NEOs, a summary of the value of the option-based and share-base awards vested in accordance with their terms for Cizzle's ﬁnancial year ending July 31, 2025:

Name and Principal Position	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year	Non-Equity Incentive Plan Compensation – Value During the Year
John Celenza, CEO	$59,807	Nil	Nil
Steven Tschirhart, CFO	$68,332	Nil	Nil
Tucker Wright, President & Chief Revenue Officer	$39,871	Nil	Nil
Anthony Mila, Chief Marketing Officer	$39,871	Nil	Nil
Blane Kaufman, Chief Operations Officer	$43,029	Nil	Nil

Notes:

(1)	Reﬂects the aggregate dollar value that would have been realized if the Options had been exercised on the vesting date, calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the Options on the vesting date.

Pension Plan Beneﬁts

Cizzle has not implemented any deferred compensation plan, pension plan or other form of funded or unfunded retirement compensation for its employees that provides for payments or beneﬁts at, following or in connection with retirement.

Termination and Change of Control Beneﬁts

Other than as disclosed below, Cizzle does not have any contract, agreement, plan or arrangement that provides for payments to a NEO at, following, or in connection with a termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of Cizzle or a change in a NEO's responsibilities.

Each of John Celenza (CEO), Tucker Wright (President & Chief Revenue Officer), Anthony Mila (Chief Marketing Officer), and Blane Kaufman (Chief Operations Officer) (the “Executives” and each an “Executive”) are entitled to a lump sum payment equal to two times their respective salaries and target annual bonus for the then current ﬁscal year should an Executive be terminated without cause or resign with cause within 24 months following a Change of Control. Additionally, all unvested Awards held by the Executive will immediately vest and become exercisable for a period of one year thereafter, subject to the terms of the Plan.

Liability Insurance of Directors and Officers

Cizzle has directors’ and officers’ liability insurance coverage for losses to Cizzle if Cizzle is required to reimburse Directors and officers, where permitted, and for direct indemnity of Directors and officers where corporate reimbursement is not permitted by law. This insurance protects Cizzle against liability (including costs), subject to standard policy exclusions, which may be incurred by Directors and/or officers acting in such capacity for Cizzle. All Directors and officers are covered by the policy and the amount of insurance applies collectively to all. The annual cost for this insurance for the ﬁnancial year ended July 31, 2025 was $13,680.

Indemniﬁcation

The Notice of Articles of Cizzle (which incorporated by-law provisions) provide for indemniﬁcation of Directors and executive officers to the fullest extent permitted by the Business Corporations Act (British Columbia) (the “BCBCA”). Cizzle has also entered into indemnity agreements with each Director and officer providing that if such Director or officer is or was involved in any threatened, pending or completed proceeding by reason of the fact that such Director or officer is or was a Director or officer of Cizzle or is or was serving at Cizzle’s request as a Director or officer of another entity, such Director or officer will be indemniﬁed and held harmless by us to the fullest extent authorized by and in the manner set forth in the BCBCA against all expense, liability and loss reasonably incurred or suffered by such Director or officer in connection therewith. Under such indemnity agreements, to the fullest extent allowable under applicable law, we shall also indemnify against any costs actually and reasonably paid or incurred by a Director or officer in connection with any action or proceeding by such Director or officer for (i) indemniﬁcation or reimbursement of any costs, or payment of any cost advance, by us under any provision of the agreements, or under any other agreement or provision of our constating documents, and (ii) recovery under any directors’ and officers’ liability insurance policies maintained by us, regardless of whether the Director or officer ultimately is determined to be entitled to such indemniﬁcation or insurance recovery, as the case may be.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Programs

Cizzle's compensation program for non-employee Directors is designed to attract and retain highly qualiﬁed non-employee Directors as well as align with the long-term interests of non-employee Directors with those of the Shareholders. Cizzle compensates its non-employee Directors by issuing incentive stock options. Thus, no cash fees are paid.

Directors who are employees of Cizzle receive no additional compensation for their service on the Board. Therefore, John Celenza, Cizzle's CEO, and Andy O’Brien, Cizzle’s Chief Performance Officer who resigned as a Director on August 7, 2025, did not received any additional compensation for his service on the Board in 2025. None of the Directors of Cizzle have been retained or employed by an external management company that has entered into an understanding, arrangement or agreement with Cizzle to provide services to Cizzle, directly or indirectly.

Non-Employee Director Compensation Table

The following table sets out information concerning the ﬁscal year-ended July 31, 2025, compensation earned by, paid to, or awarded to the non-employee Directors of Cizzle:

Name	Fees earned ($)	Share based awards ($)	Option based awards ($)(3)		Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Lauri Holomis	Nil	Nil	$60,600	(4)	Nil	Nil	Nil	$60,600
Nunziato Fattore	Nil	Nil	$60,600		Nil	Nil	Nil	$60,600
Barrington Miller(1)	Nil	Nil	$60,600		Nil	Nil	Nil	$60,600
Ndamukong Suh(2)	Nil	Nil	Nil		Nil	Nil	Nil	Nil
Michael Doolan(2)	Nil	Nil	Nil		Nil	Nil	Nil	Nil
Geof Bedford(2)	Nil	Nil	Nil		Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Miller resigned as a Director on August 7, 2025.
(2)	Mssrs. Suh, Doolan and Bedford were appointed to the Board of Directors on August 7, 2025.
(3)	This ﬁgure is based on the grant date fair value of such Options.
(4)	Ms. Holomis was issued 100,000 with an exercise price of $0.20 by Cizzle’s predecessor, Cizzle Brands Ltd., which were replaced with Options of Cizzle on the same terms as part of the reverse takeover transaction on December 19, 2024.

Non-Employee Director Incentive Plan Awards

The following table summarizes, for each non-employee Director of Cizzle, the number of option-based and share-based awards which were outstanding as at July 31, 2025, being the last day of the most recent ﬁscal year:

	Option-based Awards				Share-based Awards
Name and Position	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of shares or units that that not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of share- based awards not paid out or distributed ($)
Lauri Holomis	100,000	$0.20	June 1, 2034	$12,740	Nil	Nil	Nil
	250,000	$0.30	Dec 1, 2034	$60,600	Nil	Nil	Nil
Nunziato Fattore	250,000	$0.30	Dec 1, 2034	$60,600	Nil	Nil	Nil
Barrington Miller(1)	250,000	$0.30	Dec 1, 2034	$60,600	Nil	Nil	Nil
Ndamukong Suh(2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Michael Doolan(2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Geoff Bedford(2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Notes:

(1)	Mr. Miller resigned as a Director on August 7, 2025.
(2)	Mssrs. Suh, Doolan and Bedford were appointed to the Board of Directors on August 7, 2025.

Non-Employee Director Incentive Plan Awards – Value Vested or Earned During the Year

The following table indicates, for each non-employee Director of Cizzle, a summary of the value of the option-based and share-base awards vested in accordance with their terms for Cizzle's ﬁnancial year ending July 31, 2025:

Name and Principal Position	Option-Based Awards – Value Vested During the Year(1)	Share-Based Awards – Value Vested During the Year	Non-Equity Incentive Plan Compensation – Value During the Year
Lauri Holomis	$28,382	Nil	Nil
Nunziato Fattore	$27,745	Nil	Nil
Barrington Miller(2)	$27,745	Nil	Nil
Ndamukong Suh(3)	Nil	Nil	Nil
Michael Doolan(3)	Nil	Nil	Nil
Geof Bedford(3)	Nil	Nil	Nil

Notes:

(1)	Reﬂects the aggregate dollar value that would have been realized if the Options had been exercised on the vesting date, calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the Options on the vesting date.
(2)	Mr. Miller resigned as a Director on August 7, 2025.
(3)	Mssrs. Suh, Doolan and Bedford were appointed to the Board of Directors on August 7, 2025.

EQUITY COMPENSATION PLAN INFORMATION

Cizzle has an Omnibus Equity Compensation Plan (the “Plan”) in place. Cizzle maintains the Plan in accordance with Section 7.08 – Security Based Compensation Arrangements and Awards of the Cboe Canada Inc. Listing Manual.

Summary of the Equity Incentive Plan

The following is a summary of certain provisions of the Plan. It does not purport to be complete and is subject to, and is qualiﬁed in its entirety by all of the provisions of the Plan, which is available on Cizzle's SEDAR+ proﬁle at www.sedarplus.ca. Cizzle will provide to any Shareholder, free of charge, a paper copy of the Plan upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

Capitalized terms that are not expressly deﬁned herein have the meanings ascribed thereto in the Plan.

Purpose

The purpose of the Plan is to enable Cizzle and its affiliated companies to attract and retain employees, directors and consultants, and to ensure that interests of key persons are aligned with the success of Cizzle and its affiliates.

Eligibility

Any employee, officer, director, consultant, independent contractor or advisor providing services to Cizzle or any of its affiliates, or any such person to whom an offer of employment or engagement with Cizzle or any affiliate is extended, are eligible to participate in the Plan if selected by the Board (the "Participants"). The basis of participation of an individual under the Plan, and the type and amount of any Award that an individual is entitled to receive under the Plan, is determined by the Board based on its judgment as to the best interests of Cizzle and its Shareholders, and therefore cannot be determined in advance.

Maximum Awards Under the Plan

The Plan is a “rolling” plan which provides that the aggregate maximum number of Shares reserved for issuance under the Plan (and all equity compensation plans) shall not exceed ﬁfteen percent (15%) of Cizzle’s issued and outstanding Shares from time to time on a non-diluted basis and is inclusive of any stock options issued under the any incentive plans in place at Cizzle’s affiliates prior to Cizzle becoming a public company or its acquisition of such affiliates.

Subject to adjustment pursuant to provisions of the Plan, the aggregate number of Shares: (i) issued to insiders of Cizzle under the Plan or any other proposed or established security based compensation arrangement of Cizzle within any one (1) year period; and (ii) issuable to insiders at any time under the Plan or any other proposed or established security based compensation arrangement of Cizzle, shall in each case not exceed ten percent (10%) of the total issued and outstanding Shares (on a non-diluted basis). Other than by will or under the law of succession or as otherwise set forth in the Plan, Awards are not assignable or transferable. Every three (3) years after the effective date of the Plan, all unallocated Awards under the Plan shall be submitted for approval to the Board and the shareholders of Cizzle.

Types of Awards

The following type of Awards are also issuable under the Plan: options to purchase Shares (“Options”), deferred share units (“DSUs”), performance share units (“PSUs”), restricted share units (“RSUs”) and share appreciation rights (“SARs”). The Board has the power to manage the Plan and may delegate such power at its discretion to any committee of the Board, including the Compensation Committee.

(i)	Options

Subject to the terms and conditions of the Plan and any shareholder or regulatory approval which may be required, the Board may, from time to time by resolution, in its sole discretion: (i) designate the eligible participants who may receive Options under the Plan; (ii) ﬁx the number of Options, if any, to be granted to each eligible participant and the date or dates on which such Options shall be granted; (iii) determine the price per Share to be payable upon the exercise of each such Option (the “Option Price”); and (iv) determine the relevant vesting provisions, including criteria established by the Board which, without limitation, may include criteria based on the eligible participant’s personal performance and the ﬁnancial performance of Cizzle or of its subsidiaries, and that may be used to determine the vesting of the Awards, when applicable, if applicable, and the expiry of the Options, which shall be no later than ten (10) years from the date the Option is granted.

(ii)	DSUs

Under the Plan, Cizzle may grant DSUs to a participant, entitling such participant to receive payment based on the value of one (1) Share once such Award has vested, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on such factors as may be determined by the Board from time to time, including the achievement of preestablished performance criteria. As of the date of this AIF, there were no DSUs outstanding.

Subject to the terms and conditions of Plan and any shareholder or regulatory approval which may be required, the Board may, from time to time by resolution, in its sole discretion: (i) designate the participants who may receive DSUs under the Plan; (ii) ﬁx the number of DSUs, if any, to be granted to each eligible Director and the date or dates on which such DSUs shall be granted; and (iii) determine the relevant conditions and vesting provisions of such DSUs.

Subject to the vesting and other conditions and provisions set forth in the Plan and in any agreement relating to a grant of DSUs, each DSU will entitle a participant to receive: one (1) Share issued from treasury or purchased on the open market; (ii) to receive the cash equivalent of one (1) Share; or (iii) a combination of (i) and (ii), as determined by the Board in its sole discretion, on the date when the DSU is fully vested.

A participant who: (i) ceases to be a Director; (ii) ceases to be employed by Cizzle or its subsidiaries; or (iii) ceases to provide services to Cizzle or its subsidiaries, as applicable, (of, if deceased, their estate, successors, heirs or legal representatives) may request the settlement of all (but not less than all) of their vested DSUs at any time during the period between the date on which they (i) cease to be a Director of Cizzle; (ii) cease to be employed by Cizzle or its Subsidiaries; or (iii) cease to provide services to Cizzle or its Subsidiaries, as applicable, and the expiry date of the DSU, in such manner as the Board may determine from time to time and in accordance with such rules and regulations as the Board may prescribe from time to time. Any DSU which has not been settled prior to the expiry date of the DSU shall be automatically settled on the expiry date of the DSU.

(iii)	RSUs

Under the Plan, Cizzle may grant RSUs to a participant, entitling such participant to receive payment based on the value of one (1) Share once such Award has vested, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or engagement) with Cizzle or a subsidiary.

Subject to the terms and conditions of Plan and any shareholder or regulatory approval which may be required, the Board may, from time to time by resolution, in its sole discretion: (i) designate the eligible participants who may receive RSUs under the Plan for services rendered in a particular year; (ii) ﬁx the number of RSUs, if any, to be granted to each eligible participant and the date or dates on which such RSUs shall be granted; and (iii) determine the relevant conditions and vesting provisions and the settlement date of such RSUs.

Subject to the vesting and other conditions and provisions set forth in the Plan and in any agreement relating to a grant of RSUs, each RSU will entitle a participant to receive: one (1) Share issued from treasury or purchased on the open market; (ii) to receive the cash equivalent of one (1) Share; or (iii) a combination of (i) and (ii), as determined by the Board in its sole discretion, on the date when the RSU is fully vested.

(iv)	PSUs

Under the Plan, Cizzle may grant PSUs to a participant, entitling such eligible participant to receive payment based on the value of one (1) Share once such Award has vested, subject to restrictions and conditions as the Board may determine at the time of grant. Conditions may be based on continuing employment (or engagement) with Cizzle or a subsidiary and performance criteria.

Subject to the terms and conditions of Plan and any shareholder or regulatory approval which may be required, the Board may, from time to time by resolution, in its sole discretion: (i) designate the eligible participants who may receive PSUs under the Plan for services rendered in a particular year; (ii) ﬁx the number of PSUs, if any, to be granted to each eligible participant and the date or dates on which such PSUs shall be granted; and (iii) determine the relevant conditions, performance criteria and vesting provisions and the settlement date of such PSUs.

Subject to the vesting and other conditions and provisions set forth in the Plan and in any agreement relating to a grant of PSUs, each PSU will entitle a participant to receive: one (1) Share issued from treasury or purchased on the open market; (ii) to receive the cash equivalent of one (1) Share; or (iii) a combination of (i) and (ii), as determined by the Board in its sole discretion, on the date when the PSU is fully vested.

(v)	SARs

Under the Plan, Cizzle may grant SARs to a participant. A SAR is an Award entitling the recipient to receive a cash payment having a value equal to the excess of the Market Value of the Shares on the date of exercise over the determined initial price of the SAR, which price shall not be less than 100% of the Market Value of the Share on the date of grant.

Subject to the terms and conditions of the Plan and any shareholder or regulatory approval which may be required, the Board may, from time to time by resolution, in its sole discretion: (i) designate the eligible participants who may receive SARs under the Plan; (ii) ﬁx the number of SARs, if any, to be granted to each eligible participant and the date or dates on which such SARs shall be granted; (iii) determine the initial price per SAR (the “SAR Price”); and (iv) determine the relevant conditions and vesting provisions, including the Performance Criteria, and the expiry of the SARs.

The SAR Price will be ﬁxed by the Board when such SAR is granted but will not be less than the Market Value of such Shares on the at the time of the grant.

In no event shall a SAR be exercisable on a date which is later than ﬁve (5) years from the date the SAR is granted. Each SAR shall be exercisable at such time or times and pursuant to the achievement of such performance criteria or other vesting conditions as the Board at the time of granting of the particular SAR, may determine in its sole discretion.

Tax Withholding

Cizzle may take such action as it deems appropriate to ensure that all applicable federal, State, provincial, local and/or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

Financial Assistance

Cizzle or any Affiliate or Related Entity may provide ﬁnancial assistance to, or enter into support agreements with, Participants in connection with grants under the Equity Incentive Plan, including without limitation, full, partial or non-recourse loans (to the extent permitted by applicable laws), provided approval of the disinterested members of the Board is obtained.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the number of Shares to be issued, including upon exercise of outstanding Awards pursuant to the Plan, the weighted-average exercise price of such outstanding Awards and the number of Shares remaining available for future issuance under the Plan as at July 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reﬂected in column (a))
Equity compensation plans approved by security holders	27,120,333 (12.80)%	$0.2353	4,669,046 (2.20)%
Equity compensation plans not approved by security holders	0 (0)%	Nil	Nil
TOTAL	27,120,333 (12.80)%	$0.2353	4,669,046 (2.20)%

Notes:

(1)	As at July 31, 2025, Cizzle had 211,929,191 Shares issued and outstanding, resulting in a total of 31,789,379 (15%) in total available securities to be issued under all equity compensation plans.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No Director, proposed Director, executive officer, nor any of their respective associates or affiliates, is or has been indebted to Cizzle or its subsidiaries since the beginning of Cizzle's most recently completed ﬁnancial year.

CORPORATE GOVERNANCE AND AUDIT COMMITTEE DISCLOSURE

The Board is committed to the highest standards of integrity, ﬁduciary duty and corporate governance. National Instrument 58-101 Disclosure of Corporate Governance Practices ("NI 58-101") and National Policy 58-201 Corporate Governance Guidelines ("NP 58-201", and together with NI 58-101, the "CSA Guidelines") set out a series of guidelines for effective corporate governance. Under the CSA Guidelines, Cizzle must disclose on an annual basis the corporate governance practices it has adopted. Cizzle summarizes such practices, in addition to Audit Committee matters and certain other governance matters under Schedules "A" and “B”, respectively, to this Information Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as disclosed in this Information Circular, neither Cizzle nor any Director, proposed Director or officer of Cizzle, nor any other insider of Cizzle, nor any associate or affiliate of any one of them has or has had, at any time since the beginning of the year ended December 31, 2023, any material interest, direct or indirect, in any transaction or proposed transaction that has materially affected or would materially affect Cizzle.

ADDITIONAL INFORMATION

Additional information relating to Cizzle may be found on SEDAR+ at www.sedarplus.ca. Additional information is provided in Cizzle’s annual information form, as well as the ﬁnancial statements and MD&A for its most recently completed ﬁnancial year. Cizzle will provide to any Shareholder, free of charge, a paper copy of the documents referenced in this Circular upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

SCHEDULE “A” – AUDIT COMMITTEE

Audit Committee Charter

Cizzle has adopted a Charter of the Audit Committee in substantially the form set out at in Schedule C.

Composition of the Audit Committee

In accordance with NI 58-101, the Board considers a director to be independent if he or she has no direct or indirect material relationship with Cizzle or its subsidiaries. A "material relationship" is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment.

The Audit Committee is comprised of Michael Doolan, Geof Bedford and Nunziato Fattore. Each member of the Audit Committee is considered “independent” and “ﬁnancially literate” as each term is deﬁned in Multilateral Instrument 52-110 – Audit Committees.

The mandate of the Audit Committee is to assist the Board in fulﬁlling its oversight responsibilities relating to ﬁnancial accounting, reporting and internal controls for Cizzle. The Audit Committee is responsible for: conducting reviews and discussions with management and the external auditors relating to the audit and ﬁnancial reporting; assessing the integrity of internal controls and ﬁnancial reporting procedures; ensuring implementation of internal controls and procedures; reviewing the quarterly and annual ﬁnancial statements and management’s discussion and analysis of Cizzle; selecting and monitoring the independence, performance and remuneration of the external auditors; oversight of all disclosure relating to ﬁnancial information; and pre-approving any non-audit services to be provided to Cizzle by any external auditors and the fees for those services. The Audit Committee is also responsible for reviewing and following the procedures established in Cizzle’s codes, policies and guidelines as may be established from time to time.

Relevant Educational Experience

All of the members of the Audit Committee are able to understand and interpret information related to ﬁnancial statement analysis. Each of the members of the Audit Committee has a general understanding of the accounting principles used by Cizzle to prepare its ﬁnancial statements and will seek clariﬁcation from Cizzle’s auditors, where required. Each of the members of the Audit Committee also has direct experience in understanding accounting principles for private and reporting companies.

In addition to each member’s general business experience, the education and experience of each Audit Committee member that is relevant to the performance of his or her responsibilities as an Audit Committee member is set forth below.

Michael Doolan

Mr. Doolan has held senior executive positions touching all aspects of ﬁnancial management, including most recently retired as Executive Vice President, Finance and Chief Financial Officer of Neo Performance Materials Inc. (CBOE:CA). Prior to that, he served as Senior Vice President and Chief Financial Officer of Falconbridge Limited (TSX: FAL; NYSE:FAL) of Toronto before its merger with Noranda. He also served as a Director and Chair of the Audit Committee of Route1 Inc. (ROI:TSXV), among other public director positions.

Geoff Bedford

Mr. Bedford held several C-suite positions for publicly traded companies, including President and CEO of Neo Performance Materials Inc. (NEO:TSX), President and CEO of Molycorp, Inc. (MCP:NYSE), EVP, Chief Operating Officer and previously Chief Financial Officer at Neo Material Technologies Inc. (NEM:TSX). He presently serves as Non-Executive Chairman at B.E.S.T Venture Opportunities Fund (BVOF:CSE). Mr. Bedford is a Canadian Chartered Accountant who holds a Bachelor of Science from the University of Western Ontario, a diploma in accounting from Wilfrid Laurier University, and an MBA from Kellogg School of Management.

A-1

Nunziato Fattore

Mr. Fattore has been a business owner for his entire career. He has been the owner and operator of a number of Bruno's Fine Foods grocery store locations across the GTA for more than a decade, in which capacity he is actively involved in establishing the accounting policies and controls, as well as the preparation and review of ﬁnancial statements and tax returns. In addition to his work at Bruno’s, Mr. Fattore also is active in Dendrite Inc., a real estate portfolio company with signiﬁcant assets in the GTA. On behalf of Dendrite, he is actively involved in all real estate transactions (buying, selling, ﬁnancing), and reviews ﬁnancial statements and valuations regularly. Through this direct and supervisory experience, Mr. Fattore understands the accounting principles used by the Issuer to prepare its ﬁnancial statements, the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and provisions; and understanding of internal controls and procedures for ﬁnancial reporting.

Audit Committee Oversight

At no time since the commencement of Cizzle’s most recently completed ﬁnancial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

Since the commencement of Cizzle’s most recently completed ﬁnancial year, Cizzle has not relied on the exemptions in section 2.4, 3.2, 3.3(2), 3.4, 3.6, 3.8 or Part 8 of NI 52-110.

Pre-Approval Policies and Procedures

Formal policies and procedures for the engagement of non-audit services have yet to be formulated and adopted and are not currently planned for Cizzle. Subject to the requirements of NI 52-110, the engagement of non-audit services is considered by the Board and the Audit Committee, on a case-by-case basis as applicable.

External Auditor Service Fees

In the following table, “audit fees” are fees billed by Cizzle’s external auditor for services provided in auditing Cizzle’s annual ﬁnancial statements for the subject year. “Audit-related fees” are fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit review of Cizzle’s ﬁnancial statements. “Tax Fees” are fees billed by the auditor for professional services rendered for tax compliance, tax advice and tax planning. “All other fees” are fees billed by the auditor for products and services not included in the foregoing categories.

The aggregate fees billed by Cizzle’s external auditor in the last two ﬁscal years, by category, are as follows:

Year ended July 31	Audit Fees ($)	Audit related Fees ($)	Tax Fees ($)	All Other Fees ($)
2025	$243,960	$32,100	$3,210	Nil.
2024	$55,000	$14,600	$17,120	Nil.

A-2

SCHEDULE “B” - GOVERNANCE PRACTICES

Board of Directors

Composition of the Board

In accordance with NI 58-101, the Board considers a director to be independent if he or she has no direct or indirect material relationship with Cizzle or its subsidiaries. A "material relationship" is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director's independent judgment.

The Board facilitates its independent supervision over management by holding regular meetings at which members of management or non-independent directors are not in attendance and by retaining independent consultants where it deems necessary.

The Board is currently composed of six directors. The Board has concluded that ﬁve directors (Lauri Holomis, Nunziato Fattore, Ndamukong Suh, Michael Doolan, and Geof Bedford) are “independent” for purposes of board membership, as deﬁned in NI 58-101. The Board considers John Celenza as not independent by virtue of being an executive officer of Cizzle or its subsidiaries. The majority of the Board is considered independent.

As such, Cizzle has a majority of independent directors, as recommended by NP58-201. The Board seeks to ensure that independent judgment is exercised in all decisions by requiring that all major decisions be reviewed by the independent directors, ensuring the chair of each board committee is independent and encouraging regular in-camera sessions of the independent directors.

Chair of the Board

John Celenza is the chair of the Board and is not an independent director.

Other Directorships

The directors of Cizzle are not presently directors of any other issuers that are reporting issuers (or the equivalent in Canada or elsewhere other than:

Name	Issuer	Marketplace (Ticker)
Geof Bedford	B.E.S.T. Venture Opportunities Fund	CSE (BVOF.A; BVOF.B)
Michael Doolan	Fredonia Mining Inc.	TSXV (FRED)
Ndamukong Suh	FG Nexus Inc.	Nasdaq (FGNX; FGNXP)

Board Roles and Responsibilities

The Board has responsibility for the stewardship of Cizzle including responsibility for strategic planning, identiﬁcation of the principal risks of Cizzle’s business and implementation of appropriate systems to manage these risks, succession planning (including appointing, training and monitoring senior management), communications with investors and the ﬁnancial community and the integrity of Cizzle’s internal control and management information systems. The mandate for the Board is available under its proﬁle on SEDAR+. Cizzle will provide to any Shareholder, free of charge, a paper copy of the Board mandate upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

As part of its ongoing review of business operations, the Board reviews, as frequently as required, the principal risks inherent in Cizzle’s business including ﬁnancial risks, through periodic reports from management of such risks, and assesses the systems established to manage those risks. Directly and through the Audit Committee, the Board also assesses the integrity of internal control over ﬁnancial reporting and management information systems.

In addition to those matters that must, by law, be approved by the Board, the Board is required to approve any material dispositions, acquisitions and investments outside the ordinary course of business, long-term strategy, and organizational development plans. Management of Cizzle is authorized to act without board approval, on all ordinary course matters relating to Cizzle’s business. The Board also monitors Cizzle’s compliance with timely disclosure obligations and reviews material disclosure documents prior to distribution. The Board is responsible for selecting the CEO and appointing senior management and for monitoring their performance.

Position Descriptions

The Board has developed mandates and written position descriptions for the Board, Chairman of the Board, Lead Director, CEO, Chair of Governance and Nominating Committee, Chair of Compensation Committee, and Chair of Audit Committee. The position descriptions are available under Cizzle’s proﬁle on SEDAR+. Cizzle will provide to any Shareholder, free of charge, a paper copy of the position descriptions upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct, Unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

Meetings of Directors

The independent judgment of the Board in carrying out its responsibilities is the responsibility of all directors.

The Board facilitates independent supervision of management through meetings of the Board and through frequent informal discussions among independent members of the Board and management. In addition, the Board has access to Cizzle’s external auditors, legal counsel and to any of Cizzle’s officers.

The Chairman, John Celenza is not an independent Director and currently, Nunziato Fattore is the "lead director". The Board has taken certain steps in order to ensure independent directors are provided with adequate leadership, including: (a) promoting a thorough understanding by the directors and management of the duties and responsibilities of the directors and the distinctions between the role of the directors and the role of management; (b) promoting cohesiveness among the directors; and (c) ensuring processes are in place to monitor legislation and best practices relating to the responsibilities of the Board, and (d) reviewing the effectiveness of the Board, its committees and individual directors on a regular basis. In order to ensure that a balance of authority and objective leadership is maintained, independent directors may hold meetings, or in camera sessions during such meetings, at which neither non-independent directors nor officers of Cizzle will be in attendance when the independent directors deem it prudent to do so. This provides a forum for independent directors to voice their concerns and discuss whether the Board's role and responsibilities are being effectively carried out. The Board ensures open and candid discussion among its independent directors by continuously monitoring situations where a conﬂict of interest or perceived conﬂict of interest with respect to a director may exist. In cases where such a conﬂict of interest or perceived conﬂict of interest is identiﬁed, it is addressed in accordance with the BCCBA. The Board may determine that it is appropriate to hold an in-camera session excluding a director with a conﬂict of interest or perceived conﬂict of interest, or such director may consider that it is appropriate to recuse him or herself from considering and voting with respect to the matter under consideration.

The Board has held three meetings since Cizzle went public by way of reverse takeover. With the exception of Lauri Holomis, who was absent from one of the two Audit Committee meetings, the attendance of each Director for all board and committee meetings since the going public is 100%.

Orientation and Continuing Education

The Board is responsible for providing orientation for all new recruits to the Board. Each new director brings a different skill set and professional background, and with this information, the Board is able to determine what orientation to the nature and operations of Cizzle’s business will be necessary and relevant to each new director. Cizzle provides continuing education for its directors as the need arises and encourages open discussion at all meetings, which format encourages learning by the directors.

Ethical Business Conduct

The Board has adopted the Code of Business Conduct and Ethics (the "Code") for the directors, officers, employees and consultants of Cizzle and its subsidiaries. All new employees must read the Code when hired and acknowledge that they will abide by the Code. The Code is available under Cizzle’s proﬁle on SEDAR+. Cizzle will provide to any Shareholder, free of charge, a paper copy of the Code upon request to from the Head of Corporate Development of Cizzle at 35 McCleary Ct, Unit 21, Concord, ON L4K 3Y9, or +1 (416) 995-7384, up to one year from the date the Circular is ﬁled on SEDAR+.

The Board is responsible for monitoring compliance with the Code. In accordance with the Code, directors, officers, employees and consultants of Cizzle and its subsidiaries should raise questions regarding the application of any requirement under the Code, and report a possible violation of a law or the Code, promptly to their superior or manager. If reporting a concern or complaint to a superior or manager is not possible or advisable, or if reporting it to such person does not resolve the matter, the matter should be addressed to a member of the CEO or Lead Director.

The Board monitors compliance with the Code by, among other things, obtaining reports from the CEO regarding breaches of the Code. The Board also reviews investigations and any resolutions of complaints received under the Code. In addition, the Board approves changes to the Code it considers appropriate, at least annually.

The Board takes steps to ensure that directors, officers and other employees exercise independent judgment in considering transactions and agreements in respect of which a director, officer or other employee of Cizzle has a material interest, which include ensuring that directors, officers and other employees are thoroughly familiar with the Code and, in particular, the rules concerning reporting conﬂicts of interest and obtaining direction from their superior or manager or the CEO or Lead Director regarding any potential conﬂicts of interest.

The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations; providing guidance to directors, officers and other employees to help them recognize and deal with ethical issues; promoting a culture of open communication, honesty and accountability; and ensuring awareness of disciplinary action for violations of ethical business conduct.

Nomination of Directors

The Board has not adopted any formal policy for the nomination of new directors. The Board relies on its nominating and corporate governance committee to identify new candidates for Board nomination based on the needs of the Board. The nominating and corporate governance committee is responsible for identifying individuals qualiﬁed to become new board members and recommending to the board the new director nominees for the next annual meeting of shareholders. In making its recommendations, the nominating and corporate governance committee considers: (i) the competencies and skills that the board considers to be necessary for the board, as a whole, to possess; (ii) the diversity of the board composition, including whether targets have been adopted for women, visible minorities, Aboriginal people and people with disabilities on the board or in executive officer positions; (iii) the competencies and skills that the board considers each existing director to possess; (iv) the competencies and skills each new nominee will bring to the boardroom; and (v) whether or not each new nominee can devote sufficient time and resources to his or her duties as a board member. The nominating and corporate governance committee is composed of a majority of independent directors, being John Celenza (Chair), Michael Doolan and Nunziato Fattore.

Compensation Committee

The Compensation Committee is appointed by the Board to assist in promoting a culture of integrity throughout Cizzle, to assist the Board in setting director and senior executive compensation, and to develop and submit to the Board recommendations with respect to other employee beneﬁts as the Compensation Committee sees ﬁt. In the performance of its duties, the Compensation Committee is guided by the following principles: (a) offering competitive compensation to attract, retain and motivate highly qualiﬁed executives in order for Cizzle to meet its goals; and (b) acting in the interests of Cizzle and the Shareholders by being ﬁscally responsible. The Compensation Committee responsibility is to review and make recommendations to the Board regarding the corporate goals and objectives relevant to compensation of executives and evaluating their performance in light of those goals and objectives.

The Board relies on the knowledge and experience of the members of the Compensation Committee to set appropriate levels of compensation for senior officers. Neither Cizzle or the Compensation Committee currently has, or has had at any time since incorporation, any contractual arrangement with any executive compensation consultant who has a role in determining or recommending the amount or form of senior officer compensation.

When determining compensation payable, the Compensation Committee considers both external and internal data. External data includes general markets conditions and well as information regarding compensation paid to directors, CEOs and CFOs of companies of similar size and at a similar stage of development in the industry. Internal data includes annual reviews of the performance of the directors, CEO and CFO in light of Cizzle’s corporate objectives and considers other factors that may have impacted Cizzle’s success in achieving its objectives.

The Compensation Committee is comprised of a majority of independent directors, namely John Celenza (Chair), Geof Bedford and Nunziato Fattore. The Board believes that the members of the Compensation Committee collectively have the knowledge, experience and background required to fulﬁll their mandate and is satisﬁed that the composition of the Compensation Committee ensures an objective process for determining compensation.

Other Board Committees

Other than the Audit Committee, the Governance and Nominating Committee and the Compensation Committee, described above, the Board has no other committees.

Assessments

The Board annually reviews its own performance and effectiveness as well as reviews the Audit Committee Charter and recommends revisions as necessary. Neither Cizzle nor the Board has adopted formal procedures to regularly assess the Board, the committees or the individual directors as to their effectiveness and contribution. Effectiveness is subjectively measured by comparing actual corporate results with stated objectives. The contributions of individual directors are informally monitored by the other Board members, bearing in mind the business strengths of the individual and the purpose of originally nominating the individual to the Board. The Board monitors the adequacy of information given to directors, communication between the Board and management and the strategic direction and processes of the Board and its committees. The Board believes its corporate governance practices are appropriate and effective for Cizzle, given its size and operations. The corporate governance practice of Cizzle allows it to operate efficiently, with checks and balances that control and monitor management and corporate functions without excessive administrative burden.

Retirement and Term Limits

Cizzle has not adopted term limits for the directors on the Board, nor is there a mandatory retirement age. No such limits have been adopted in order to maintain a balance between ensuring fresh ideas and view points are available to the Board while simultaneously not losing the beneﬁts of experience and continuity contributed by longer serving directors on the Board. The Board believes that the annual assessment process is an efficient and transparent way to evaluate directors, which provides strong motivation for directors to make sure they make a signiﬁcant contribution to the Board and Cizzle.

Diversity and Inclusion

Cizzle has not adopted a written diversity policy relating to the identiﬁcation and nomination of directors or members of senior management that are women. Although the Board acknowledges that diversity, including diversity of experience, perspective, education, race, gender and national origin is of value to Cizzle; in considering potential directors and executive officers, the Board will continue to seek the most qualiﬁed candidates. The Board generally identiﬁes, evaluates and recommends candidates to become members of the Board or members of senior management with the goal of creating a Board and members of the senior management team that, as a whole, consists of individuals with various and relevant career experience, industry knowledge and experience, and ﬁnancial and other specialized expertise. The composition of the Board and senior management is primarily a question of experience and expertise brought by each individual.

The Board, when searching for candidates, also takes diversity into account. Although the Board does not have a formal diversity policy, it considers diversity in its broadest sense when evaluating candidates, including persons diverse in gender, ethnicity, experience, and background. The Board considers all factors it deems relevant in the process of identifying, evaluating, and recommending candidates for the Board and senior management. The Board does not have speciﬁc targets in respect of appointing women to the Board and in respect of executive officer appointments. As at the date hereof, of Cizzle's current directors, one (being 16.67%) is a woman and no members of Cizzle's senior management are women (being 0%).

SCHEDULE “C” - AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE CHARTER

CIZZLE BRANDS CORPORATION

This charter (“Charter”) sets out the purpose, composition, member qualification, roles and responsibilities, manner of reporting to the board of directors (the “Board”) of Cizzle Brands Corporation (“Cizzle”), and the general objectives and operation of Cizzle’s audit committee (the “Committee”).

Mandate of the Committee

The primary mandate of the Committee is oversight of Cizzle’s external auditors (“Auditors”), financial reporting and continuous disclosure, financial risk management, Cizzle’s whistleblower and fraud function, and compliance with tax and securities laws.

Roles & Responsibilities

In executing its mandate, the Committee shall have the following roles and responsibilities:

External Auditor

The Committee will: (a) select, evaluate and recommend to the Board, for shareholder approval, the Auditors and, if necessary, the replacement of the Auditor; (b) prior to the annual audit, evaluate the scope of the Auditor’s review, including the Auditor’s engagement letter and the annual audit plan, fee schedule and any related services proposals; (c) recommend to the Board the Auditors’ compensation; (d) pre-approve all non-audit services to be provided by the Auditors; (e) directly oversee the work of the Auditor; (g) assist with resolving any disputes between Cizzle’s management and the Auditors regarding financial reporting; (h) ensuring that the Auditor is in good standing with the Canadian Public Accountability Board by receiving, at least annually, a report by the external auditor on the audit firm’s internal quality control processes and procedures; and (i) performing other audit, review or attestation services.

Financial Reporting

The Committee will: (a) review the audited consolidated financial statements of Cizzle, discuss those statements with management and with the Auditor, and recommend their approval to the Board; (b) review and discuss with management the quarterly consolidated financial statements, and if appropriate, recommend their approval by the Board; (c) review Cizzle’s management discussion and analysis, interim and annual press releases, and audit committee reports before Cizzle publicly discloses this information; (d) review and consider any significant reports and recommendations issued by the Auditor, together with management’s response, and the extent to which recommendations made by the Auditor have been implemented; and (e) reviewing and approving Cizzle’s hiring policies with respect to partners or employees (or former partners or employees) of a current or former auditor.

Financial Risk Management

The Committee will: (a) review with the Auditors and with management, the general policies and procedures used by Cizzle with respect to internal accounting and financial controls and remain informed of any weaknesses in internal control that could cause errors or deficiencies in financial reporting or deviations from the accounting policies of Cizzle or from applicable laws or regulations; (b) periodically review activities, organizational structure, and qualifications of the CFO and the staff in the financial reporting area, circumstances surrounding the departure of any officers in charge of financial reporting, and the appointment of individuals in these functions, and ensure that matters related to succession planning within Cizzle are raised for consideration at the Board; (c) review management plans regarding any changes in accounting practices or policies and the financial impact thereof; and (d) establishing procedures for: reviewing the adequacy of Cizzle’s insurance coverage, including the Directors’ and Officers’ insurance coverage.

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Fraud & Whistleblower Program

The Committee will: (a) establish procedures for the confidential, anonymous submission by employees of Cizzle of complaints regarding questionable accounting or auditing matters and the receipt, retention and treatment of any such complaints; and (b) review fraud prevention policies and programs, and monitor their implementation.

Compliance with Laws

The Committee will: review regular reports from management and others (e.g., external auditors, legal counsel) with respect to Cizzle’s compliance with laws and regulations relating to financial controls, records and reporting including: (a) tax and financial reporting laws and regulations; (b) legal withholding requirements; (c) laws and regulations which expose directors to liability; and (d) orientation of new members and continuous education of all members.

The Committee is also responsible for the other matters as set out in this Charter and/or such other matters as may be directed by the Board from time to time.

Composition

The Committee must be comprised of a minimum of three directors of Cizzle. All members of the Committee must be financially literate as defined in NI 52-110. If upon appointment a member of the Committee is not financially literate, the person will be given a reasonable period of time to acquire the required level of financial literacy.

The Board will appoint a chair of the Committee (the Chair) to serve for a term of one (1) year on an annual basis. The Chair may serve as the chair of the Committee for any number of consecutive terms. The Chair shall be responsible for leadership of the Committee, including scheduling and chairing meetings, preparing agendas and briefing documents, and making regular reports to the Board. The Committee may form and delegate authority to subcommittees where appropriate.

The members of the Committee will be appointed by the Board annually, and from time to time to fill vacancies, as required. A Committee member may be removed or replaced at any time at the discretion of the Board and will cease to be a member of the Committee on ceasing to be an independent director.

Meetings & Minutes

The Committee shall meet as necessary, at a minimum at least four (4) times per year, to enable it to fulfill its responsibilities and duties as set forth herein.

The quorum required to constitute a meeting of the Committee is set at a majority of members. The Chair will set the agenda for each meeting, after consulting with management and the external auditor. Agenda materials such as draft financial statements must be circulated to all Committee members prior to the meeting for members to have a reasonable amount of time to review the materials.

The external auditors (Auditors), will be provided with notice as necessary of any Committee meeting, will be invited to attend each such meeting and will receive an opportunity to be heard at those meetings on matters related to the Auditor’s duties.

The Committee will meet in camera separately with each of the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) at least annually to review the financial affairs of Cizzle. The Committee will meet with the Auditor in camera at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

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Each of the Chair of the Committee, members of the Committee, Chair of the Board, external auditor, CEO, CFO or secretary shall be entitled to request that the Chair of the Committee call a meeting which shall be held within 48 hours of receipt of such request to consider any matter that such individual believes should be brought to the attention of the Board or the shareholders.

The Committee will keep minutes of its meetings which accurately recording the decisions reached by the Committee, and which minutes are filed with the minutes of the meetings of the Board.

Reporting

The Committee will report, at least annually, to the Board regarding the Committee’s examinations and recommendations.

Express Authority

The Committee shall have unrestricted access to Cizzle’s officers and employees. The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities and duties. In addition to all authority required to carry out the duties and responsibilities included in this Charter, the Committee has specific authority to: (a) engage, set and pay the compensation for independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities, and any such consultants or professional advisors so retained by the Committee will report directly to the Committee; (b) communicate directly with management and any internal auditor, and with the Auditors without management involvement; and (c) incur ordinary administrative expenses that are necessary or appropriate in carrying out its duties, which expenses will be paid for by Cizzle.

Annual Review

The Committee shall review and assess the adequacy of this Charter periodically as conditions dictate, but at least annually, to ensure compliance with any rules or regulations and recommend any modifications to this Charter if and when appropriate to the Board for its approval.

The Board will conduct an annual performance evaluation of the Committee, taking into account the Charter, to determine the effectiveness of the Committee.

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